                      Amendment No. 1 to Rights Agreement
                      -----------------------------------

          This Amendment No. 1, dated as of September 30, 1997, amends the Rights Agreement dated as of October 8, 1993 (the "Rights Agreement") between Marriott International, Inc., a Delaware corporation (the "Company"), and The Bank of New York, a New York banking corporation (the "Rights Agent"). Terms not otherwise defined herein are used herein as defined in the Rights Agreement.

                              W I T N E S S E T H
                              -------------------

          WHEREAS, on September 27, 1993 (the "Rights Dividend Declaration Date"), the Board of Directors of the Company authorized and declared a dividend distribution of one Right for each share of Common Stock of the Company outstanding at the close of business on October 8, 1993 (the "Record Date"), and authorized the issuance of one Right for each share of Common Stock of the Company issued between the Record Date (whether originally issued or delivered from the Company's treasury) and the Distribution Date, each Right initially representing the right to purchase one one-thousandth of a share of Series A Junior Participating Preferred Stock of the Company having the rights, powers and preferences set forth in the form of Certificate of Designation, Preferences and Rights attached as Exhibit A to the Rights Agreement, upon the terms and subject to the conditions set forth in the Rights Agreement (the "Rights"); and

          WHEREAS, pursuant to Sections 26 and 28 of the Rights Agreement, the Company now desires to amend certain provisions of the Rights Agreement in order to supplement certain provisions therein;

          NOW, THEREFORE, the Rights Agreement is hereby amended as follows:

     1.   Section 1(a) is amended by adding the following at the end thereof:

          "; and, provided, further, that no Person who or which, together with all Affiliates and Associates of such Person, becomes the Beneficial Owner of 20% or more of the shares of Common Stock then outstanding solely as a result of the transactions relating to and contemplated by the Agreement and Plan of Merger dated as of September 30, 1997 by and among the Company, Marriott-ICC Merger Corp., New Marriott MI, Inc., Sodexho Alliance, S.A. and International Catering Corporation shall be deemed an Acquiring Person for any purpose of this Agreement."
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     2.   Section 11(a)(ii) is amended by adding the following at the end thereof:

          "Notwithstanding the foregoing, the provisions of this Section 11(a)(ii) shall not apply to any Person who or which, together with all Affiliates and Associates of such Person, becomes the Beneficial Owner of 20% or more of the shares of Common Stock then outstanding solely as a result of the transactions relating to and contemplated by the Agreement and Plan of Merger dated as of September 30, 1997 by and among the Company, Marriott-ICC Merger Corp., New Marriott MI, Inc., Sodexho Alliance, S.A. and International Catering Corporation."

     3.   Section 11(n) is amended by adding the following at the end thereof:

          "Notwithstanding the foregoing, the provisions of this Section 11(n) shall not apply to any of the transactions relating to and contemplated by the Agreement and Plan of Merger dated as of September 30, 1997 by and among the Company, Marriott-ICC Merger Corp., New Marriott MI, Inc., Sodexho Alliance, S.A. and International Catering Corporation."

     4.   Section 13(a) is amended by adding the following at the end thereof:

          "Notwithstanding the foregoing, the provisions of Section 13(a) shall not apply to any Person who or which, together with all Affiliates and Associates of such Person, becomes the Beneficial Owner of 20% or more of the shares of Common Stock then outstanding solely as a result of the transactions relating to and contemplated by the Agreement and Plan of Merger dated as of September 30, 1997 by and among the Company, Marriott-ICC Merger Corp., New Marriott MI, Inc., Sodexho Alliance, S.A. and International Catering Corporation."

     5. Except as expressly herein set forth, the remaining provisions of the Rights Agreement shall remain in full force and effect.


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

     IN WITNESS WHEREOF, this Amendment No. 1 has been signed to be effective as of this 30th day of September 1997 by authorized representatives of each of the Company and the Rights Agent.

                              Marriott International, Inc.



                              By: /s/ Raymond G. Murphy
                                  -------------------------------------------
                              Title: Sr. Vice-President Finance and Treasurer


                              The Bank of New York



                              By: /s/ Raymond Romanski
                                 --------------------------------------------
                              Title: Vice President



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